Exhibit 32
Certification of Chief Executive Officer and Chief Financial Officer
Required by Rule 13a-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code
In connection with the Quarterly Report on Form 10-Q of Restore Medical, Inc. (the “Company”) for the period ended September 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), J. Robert Paulson, Jr., the Chief Executive Officer and President of the Company, and Christopher R. Geyen, the Chief Financial Officer of the Company, each certify that (i) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Restore Medical, Inc.
November 6, 2007

/s/ J. Robert Paulson, Jr. J. Robert Paulson, Jr.

/s/ Christopher R. Geyen Christopher R. Geyen